EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement on Form S-3 (No. 333-230448) of BioSig Technologies, Inc. of our report dated March 13, 2020, relating to the consolidated financial statements for the year ended December 31, 2019, which appear in this Form 10-K.

/s/ Liggett & Webb, P.A.

New York, NY

March 15, 2021